Commission file number 1-1072





                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C.  20549

                         =============================


                                   FORM 11-K


                         =============================


                                 ANNUAL REPORT

                       Pursuant to Section 15 (d) of the
                        Securities Exchange Act of 1934

                    For The Fiscal Year Ended June 30, 1994


                        ==============================


                        POTOMAC ELECTRIC POWER COMPANY
                  SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES


                        POTOMAC ELECTRIC POWER COMPANY

                        1900 PENNSYLVANIA AVENUE, N.W.
                           WASHINGTON, D. C.  20068













                                                PEPCO SAVINGS PLAN
                                                FORM 11-K - 1994




                                   SIGNATURE
                                   ---------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Board has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              POTOMAC ELECTRIC POWER COMPANY
                              SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES





                              By    /s/  H. Lowell Davis
                                ----------------------------------------
                                       H. Lowell Davis, Chairman
                                         Administrative Board




Dated:  December 16, 1994